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                                                                    EXHIBIT 99.2



(NEW-HORIZONS-WRLDWDE) (NEWH) New Horizons Worldwide Acquires Its Colorado Franchise Locations

     SANTA ANA, Calif.----(BUSINESS WIRE)---Sept. 2, 1999---New Horizons Worldwide Inc. (NASDAQ: NEWH), the world's largest independent IT training company, today announced the acquisition of its franchise locations in Denver, Englewood, Broomfield and Colorado Springs, Colorado.

     New Horizons Worldwide Inc. purchased the assets of the locations for consideration including approximately $14 million in cash and 21,634 shares of New Horizons stock. Based upon yesterday's closing price on NASDAQ of $17.00, the transaction is valued at approximately $14.4 million. The selling shareholders will also receive additional consideration, in cash and stock, if certain future performance targets are achieved. New Horizons Worldwide Inc. anticipates the acquisition to be accretive to earnings per share.

     The four Colorado locations had combined revenues of $8 million in 1998, and are expected to have 1999 revenues in excess of $11 million. The locations deliver training under authorized programs from Novell and Microsoft, and recently achieved Microsoft CTEC Partner status. The local management teams led by Ralph and Mike Vernon will remain in place.

     "This is the largest franchise operation we've acquired to date," said Thomas J. Bresnan, CEO of New Horizons Worldwide Inc. "These locations fit perfectly into our strategy of buying back franchise locations that are profitable, located in strategic markets and have quality management. These locations are exceptionally well managed, and are in one of the premier high-tech markets in the country. We look forward to continued growth throughout this market."

     "We really see this as the next step in growing this business," said Ralph Vernon, owner of the Colorado locations. "We are now delivering training in over 30 classrooms throughout the area. Joining the company-owned division will allow us to further realize the potential of this marketplace."

     With the acquisition of the Colorado locations, New Horizons has successfully acquired and integrated 12 training centers in the last 15 months that had been operated by franchisees. The locations that have been repurchased are expected to generate consolidated annual revenues of close to $51 million.

     About New Horizons Worldwide Inc.

     New Horizons (NASDAQ: NEWH) is the world's largest independent IT training company, meeting the needs of more than 2.4 million students each year. The company offers a variety of flexible learning solutions: instructor-led classes, Web-based training, computer-based training via CD-ROM, computer labs, certification exam preparation tools and 24-hour, seven-day-a-week help desk support.

     In 1998 New Horizons had corporate revenues of $73 million and system-wide revenues -- revenues for all training centers -- of $358 million. New Horizons has a franchised and company-owned network of more than 200 locations in 36 countries. For more information or to locate the center nearest you call 1-800-PC LEARN or visit www.newhorizons.com.

     Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the Company's dependence on the timely


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development, introduction and customer acceptance of courses and new products, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development and the other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.

        All brand names, product names, company names and trademarks are properties of their respective owners.

        CONTACT:    New Horizons Worldwide Inc., Santa Ana
                    Robert S. McMillan
                    Chief Financial Officer
                    714/438-9473
                     or
                    New Horizons Computer Learning Centers, Santa Ana Robert Meloche
                    Public Relations Manager
                    714/431-9249
                     or
                    Investor Relations Contact:
                    Lippert Heilshorn & Associates, New York
                    Vince Daniels/John Nesbett
                    212/838-3777

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